Exhibit 99.1

JOINT UNION EMPLOYEES UNCONDITIONALLY

AGREE TO RETURN TO WORK

Chicago, Illinois – March 10, 2006 – Members of Local Unions 9777 and 6787 represented by the United Steelworkers and Teamsters Local Union 714 ended the strike at three Chicago area facilities of Joseph T. Ryerson and Son, Inc., a wholly owned subsidiary of Ryerson Inc. (RYI). The approximately 540 employees unconditionally agreed to return to work effective Monday, March 13, 2006, ending the strike that began on Monday, March 6, 2006.

“Our contingency plan allowed us to continue to serve our customers throughout the short strike by utilizing plant supervisors, other management personnel, temporary replacement workers and employees who crossed the picket line,” stated Gary J. Niederpruem, Executive Vice President of the company. “Each day more employees chose to cross the picket line.”

Representatives of the company and of the joint union have scheduled bargaining sessions through April. The collective bargaining contract for Ryerson’s Chicago-area facilities expired January 31, 2006 and the joint union refused the company’s offer to extend the contract. The union membership provided the joint union with authority to strike on February 12, 2006.

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Ryerson is a leading metals service center in North America, with 2005 sales of $5.8 billion. Ryerson distributes and processes metals, primarily stainless steel, carbon steel and aluminum, through a network of more than 110 distribution facilities across the U.S., Canada, Mexico and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.